FOR IMMEDIATE RELEASE	Contact: Greg Steffens, President
December 8, 2008	(573) 778-1800

SOUTHERN MISSOURI BANCORP, INC. RECEIVES $9.55 MILLION INVESTMENT FROM U.S. TREASURY

POPLAR BLUFF, MO – (December 8, 2008) – Southern Missouri Bancorp, Inc. (NASDAQ: SMBC), the holding company for Southern Missouri Bank & Trust Co., today announced that it has received $9.55 million from the U.S. Treasury through the sale of 9,550 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, as part of the Treasury’s Capital Purchase Program.  Southern Missouri Bancorp, Inc. also issued to the U.S. Treasury a warrant to purchase 114,326 shares of common stock at $12.53 per share.  The amount of preferred shares sold represents approximately 3% of the Company’s risk-weighted assets as of September 30, 2008.

The transaction is part of the Treasury’s program to infuse capital into the nation’s healthiest and strongest banks for the purpose of stabilizing the US financial system and promoting economic activity.  The Company elected to participate in the program given the uncertain economic outlook, the relatively attractive cost of capital compared to the current market, and the strategic opportunities the Company foresees regarding potential uses of the capital.  The additional capital will increase the Company’s already well-capitalized position.

The preferred shares pay a cumulative dividend of 5% per year for the first five years and 9% per year thereafter.  The preferred shares are callable after three years at 100% of the issue price, subject to the approval of the Company’s federal regulator.  Earlier redemptions of the preferred shares also require that the Company complete an offering of at least $2,387,500.